Exhibit 5.1

Aebi Schmidt Holding AG
Schulstrasse 4
8500 Frauenfeld
Switzerland

Zurich, 1 July 2025

Form S-8 Registration Statement

Dear Sir or Madam,

We have been asked to issue a legal opinion letter as special Swiss legal counsel to Aebi Schmidt Holding AG, Schulstrasse 4, 8500 Frauenfeld, Switzerland, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland with business identification number CHE-112.947.556 (the “Company”) in connection in connection with the registration statement on Form S-8 (the “Registration Statement”), being filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”), for the registration of common stock of the Company with a nominal value of USD 1.00 each (the “Shares”) issuable in connection with The Shyft Group, Inc. 2016 Stock Incentive Plan (the “Shyft 2016 Plan”), The Shyft Group, Inc. Stock Incentive Plan, as amended as of 17 May 2023 (the “Shyft 2023 Plan”) and The Shyft Group, Inc. Stock Incentive Plan, as amended as of 14 May 2025 (the “Shyft 2025 Plan”), in each case as amended from time to time of The Shyft Group, Inc., a Michigan corporation (“Shyft”).

The Registration Statement covers 2,269,191 Shares (the “Registered Shares”). You have instructed us (the “Instructions”) that the Registered Shares will consist of either (i) Shares already validly issued before the date of this opinion that, to the extent permitted by applicable law, are lawfully held or acquired by the Company or by a direct or indirect wholly-owned subsidiary of the Company and have not been set for cancellation (the “Treasury Shares”) or (ii) Shares to be issued by way of a capital increase out of the conditional capital of the Company (the “New Shares”), such conditional capital amounting to USD 38,700,000.00 consisting of 38,700,000 Shares at the date of this opinion (the “Conditional Capital”).

Bär & Karrer	1 July 2025	2

All capitalized terms used in this legal opinion letter shall have the meaning as de-fined herein.

1	Documents

In arriving at the opinions expressed in section 3 below, we have exclusively reviewed and relied on the following documents (the documents referred to in this section 1 collectively the “Documents” and any individual document thereof a “Document”):

a)	an excerpt from the commercial register of the Canton of Zug, Switzerland, in relation to the Company, certified by said register to be up-to-date as of 1 July 2025;

b)	a copy of the articles of association (Statuten) of the Company, as filed with the Commercial Register on 1 July 2025 as the version referred to in the Excerpt (the “Articles”);

c)	the Shyft 2016 Plan, the Shyft 2023 Plan and the Shyft 2025 Plan (together the “Plan Documents”);

d)	a confirmation by the Company dated 1 July 2025 on the amount of Conditional Capital of the Company;

e)
a copy of the agreement and plan of merger by and among Shyft, the Company, ASH US Group, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“US HoldCo”), and Badger Merger Sub, Inc., a Michigan corporation and a direct, wholly owned subsidiary of US Holdco, dated as of December 16, 2024 (the “Merger Agreement”);

f)	a copy of the resolutions of the Company’s board of directors dated 13 December 2024 approving the Merger Agreement and the transactions set forth in the Merger Agreement;

g)
a copy of the public deed on agenda items 1 to 6 of the extraordinary shareholders’ meeting of the Company dated 13 February 2025 unanimously resolving, inter alia, the general revision of the articles of association, subject to the condition precedent that the Merger Agreement is consummated (the “EGM Resolution”);

h)
a copy of an excerpt of resolutions of the Company’s board of directors dated 23 June 2025 approving all steps necessary or advisable to consummate the Merger Agreement, including among other things (i) to ratify the Plan Documents and (ii) to approve the use of Treasury Shares and Conditional Capital for purposes of the Plan Documents and in accordance with the Registration Statement; and

Bär & Karrer	1 July 2025	3

i)	to the extent referred to in this opinion, a PDF-copy of the Registration Statement that this opinion is filed as an exhibit to, duly signed by the majority of the Company’s board of directors.

No documents have been reviewed by us in connection with this legal opinion letter other than those listed above. Accordingly, our opinion is limited to the Documents and their legal implications under Swiss law.

2	Assumptions

In arriving at the opinions expressed in section 3 below, we have assumed (without verification) cumulatively that:

a)
the EGM Resolution has not been challenged within the applicable two-months deadline before court by any shareholder or the Board (it being understood that such deadline has expired and that we do not have any indication of any such challenge);

b)
the information set out in the Documents and in the Instructions is true, accurate, complete and up-to-date as of the date of this legal opinion letter and no changes have been made or will be made that should have been or should be reflected in the Documents as of the date of this legal opinion letter;

c)	the Documents submitted to us as (hard or electronic) copies are complete and conform to the original document;

d)
all Documents remain in full force and effect as of the date of this letter and have not been amended, revoked or affected by any action subsequent to their execution or taking (except as otherwise stated therein);

e)
all signatures and seals on any Document are genuine; where a name is indicated (in print or in handwriting) next to a signature appearing on any Document, the signature has been affixed by the person whose name is indicated, and where no name is indicated (in print or in handwriting) next to a signature appearing on any Document, the relevant Documents have been duly signed by authorized signatories;

f)
the Company’s board of directors has not, and will not, authorize the issuance of any other options that are to be sourced from Conditional Capital and that, together with the New Shares, exceed the amount of Conditional Capital;

g)	the Company’s board of directors will not cancel the provisions on Conditional Capital from the Articles;

h)
to the extent any authorizations, approvals, consents, licenses, exemptions or other requirements (collectively the “Authorizations”) had or will have to be obtained outside Switzerland in connection with the issuance of the Shares, such Authorizations have been obtained or fulfilled or will be obtained or fulfilled in due time, and have remained or will remain in full force and effect at all times through the issuance of the New Shares;

Bär & Karrer	1 July 2025	4

i)
the Plan Documents, which are subject to non-Swiss laws, have been duly authorized by Shyft and its shareholders and are, and continue to be after the merger contemplated by the Merger Agreement, valid, enforceable and binding under such applicable laws;

j)
to the extent any agreements or documents have to be executed or any obligations have to be performed under applicable laws other than Swiss law or in any jurisdiction outside Switzerland, such execution or performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;

k)
the Company will not pass a voluntary winding-up resolution, no petition will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of the Company, and no receiver, trustee in bankruptcy, administrator or similar officer will have been appointed in relation to the Company or any of its assets or revenues between the date of this legal opinion letter and the date of the issuance of the New Shares; and

l)
(i) there are no facts, circumstances or events not reflected in the Documents listed in section 1 above that would be relevant to our opinions expressed herein and (ii) none of the opinions expressed below will be affected by the laws (including, without limitation, the public policy) of any jurisdiction other than Switzerland.

3	Opinion

Based upon the foregoing, and subject to the qualifications and reliance limitations set out in sections 4 and 5 below, we are of the opinion that under the laws of Switzerland as currently in force and interpreted:

a)
the Company is a stock corporation (Aktiengesellschaft) duly organized and validly existing under the laws of Switzerland, with corporate power and authority to conduct its business in accordance with its Articles;

b)
the Treasury Shares are validly issued, fully paid in and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of them being such holders of the Shares).

Bär & Karrer	1 July 2025	5

c)	the Conditional Capital is validly included in the Articles and each of the New Shares (limited to a maximum of 38,700,000 Registered Shares in total) will, upon

(i)	authorization and issuance of an option over such share in accordance with Swiss law, the Articles and applicable plan rules;

(ii)	exercise of a duly executed exercise notice relating to such option or award in accordance with Swiss law, the Articles and applicable plan rules; and

(iii)	payment of the issuance price (Ausgabebetrag) in respect of such share,

be validly issued, fully paid in and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders);

d)
insofar as Swiss law is concerned, all regulatory consents, authorizations, approvals and filings required to be obtained or made by the Company for the issuance (Ausgabe) of the New Shares have been obtained or made.

4	Qualifications

This legal opinion letter is subject to Swiss law. The opinions expressed herein are limited to the laws of Switzerland as in force and interpreted at the date hereof. Such laws and rules are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. We have made no investigation of the laws of any other jurisdiction as a basis for this opinion letter and do not express or imply any opinion thereon. The opinions herein are subject to the collection and bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors and secured parties in general, including, without limitation, provisions relating to voidable preferences as set forth in articles 285 et seq. of the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889, as amended, laws or principles of general application (including, but not limited to, the abuse of rights (Rechtsmissbrauch), protection against excessive commitment, and the principle of good faith (Grundsatz von Treu und Glauben)), regulatory requirements generally applying to each Swiss Company, public policy considerations, as well as to the laws and rules of civil procedure and, as the case may be, arbitration rules applying to creditors or debtors and claimants and defendants generally. Other qualifications to which the opinions expressed herein are subject are as follows:

a)
in issuing this legal opinion letter, we relied solely on the Documents and were not instructed to, and did not, make any further independent search or due diligence; we do not opine as to any facts or circumstances occurring or coming to our attention subsequently to the date hereof;

b)
our opinions expressed herein are limited solely to the laws of Switzerland and we express no opinion herein concerning the laws of any other jurisdiction, nor concerning any commercial, accounting, calculating, auditing, tax or other non-corporate law matter;

Bär & Karrer	1 July 2025	6

c)	the New Shares will have to be registered with the commercial register of the Canton of Thurgau, which, however, is not a precondition to their issuance;

d)
we express no opinion herein as to the accuracy or completeness of the information set out in the Registration Statement or of the representations and warranties set out in the Registration Statement; and

e)
in this legal opinion letter, Swiss legal concepts are expressed in English terms and not in any official Swiss language; these concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

5	Reliance

This legal opinion letter is addressed to the Company. We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit or imply that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

This legal opinion letter is furnished by us, as special Swiss legal counsel to the Company, in connection with the filing of the Registration Statement. Without our prior consent, it may not be used by, copied by, circulated by, quoted by, referred to, or disclosed to any party or for any purpose, except for such filing or in connection with any reliance by investors on such filing pursuant to US securities laws.

Any reliance on this opinion is limited to the legal situation existing at the date of this legal opinion letter, and we shall be under no obligation to advise you on or to amend this legal opinion letter to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this legal opinion letter.

This legal opinion letter shall be governed by and construed in accordance with the laws of Switzerland. This legal opinion letter may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the laws of Switzerland.

Yours faithfully,

Bär & Karrer AG

/s/ Urs Kägi
Dr. Urs Kägi